Gladstone Capital Corporation Reports Financial Results for the Third Quarter Ended June 30, 2013

MCLEAN, Va., July 31, 2013 /PRNewswire/ -- Gladstone Capital Corporation (NASDAQ: GLAD) (the "Company") today announced earnings for its third quarter ended June 30, 2013. Please read the Company's Form 10-Q filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov, or from the Company's website at www.GladstoneCapital.com.

(Logo: http://photos.prnewswire.com/prnh/20101005/GLADSTONECAPITAL)

Summary Information (dollars in thousands, except per share data) (unaudited):

	June 30, 2013	March 31, 2013	Change	% Change
For the Quarter Ended:
Total investment income	$8,551	$8,424	$127	1.5%
Total expenses	(4,141)	(4,014)	127	3.2
Net investment income	4,410	4,410	—	—
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Total realized (loss) gain	(2,388)	30	(2,418)	NM
Total unrealized depreciation	(4,081)	(7,203)	3,122	43.3
Net decrease in net assets resulting from operations	(2,059)	(2,763)	704	25.5
Weighted average yield on interest-bearing investments	11.6%	11.6%	—%	—
Total dollars invested	$10,031	$9,008	$1,023	11.4
Total dollars repaid	14,417	4,411	10,006	226.8
As of:
Total investments at fair value	$255,271	$267,480	$(12,209)	(4.6)
Fair value as a percent of cost	72.2%	74.0%	(1.8)%	(2.4)
Total net assets	$180,678	$187,147	$(6,469)	(3.5)
Net asset value per common share	8.60	8.91	(0.31)	(3.5)
Asset coverage ratio	286.6%	300.7%	(14.1)%	(4.7)
Number of portfolio companies	46	47	(1)	(2.1)

NM=Not Meaningful

Highlights for the Quarter: During the third quarter ended June 30, 2013, the following significant events occurred:

  Portfolio Activity:
    Invested $8.8 million in Funko, LLC, a consumer products company, through a combination of senior term debt and equity.  This was the Company's first co-investment with one of the Company's affiliated funds, Gladstone Investment Corporation, pursuant to an exemptive order granted by the SEC.
    Exited three syndicate investments at par for an aggregate of $10.5 million.  Additionally, the Company sold one non-accrual investment for net proceeds of approximately $0.6 million, which resulted in a realized loss of $2.9 million
  Revolving Line of Credit Extension:  Amended the Company's line of credit to extend the maturity date for one year until January 2016.  The Company incurred fees of $0.7 million in connection with this amendment.  All other terms remained generally unchanged at the time of this amendment.
  Recurring Distributions:  Paid monthly cash distributions for each of April, May and June 2013 to common stockholders of $0.07 per common share and to preferred stockholders of $0.1484375 per preferred share for the Company's 7.125% Series 2016 Term Preferred Stock (the "Term Preferred Stock").

Third Quarter 2013 Results: Net Investment Income for the quarters ended June 30 and March 31, 2013, were $4.4 million, or $0.21 per share, respectively. Investment income increased by 1.5% in the three months ended June 30, 2013, as compared to the prior quarter, primarily due to prepayment fees received on the early payoffs of three syndicated investments at par during the quarter totaling $0.2 million. No prepayment fees were earned in the quarter ended March 31, 2013. Operating expenses increased by 3.2% in the three months ended June 30, 2013, as compared to the prior quarter, primarily due to an increase in professional and other expenses related to receipt of reimbursable deal expenses in the prior quarter.

Net Decrease in Net Assets Resulting from Operations for the quarters ended June 30 and March 31, 2013 was $(2.1) million, or $(0.10) per share, and $(2.7) million, or $(0.13) per share, respectively. The quarter over quarter change is primarily due to a larger amount of net unrealized depreciation in the prior quarter as compared to the current quarter.

Subsequent Events: Subsequent to June 30, 2013, the following significant events occurred:

  Portfolio Activity:
    Invested $8.9 million in Ashland Acquisition, LLC, the sole owner of a publishing company, through a combination of senior term debt and equity.
  Distributions Declared:  Declared the following monthly cash distributions to stockholders:
Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
July 19, 2013	July 31, 2013	$0.07	$0.1484375
August 21, 2013	August 30, 2013	0.07	0.1484375
September 18, 2013	September 30, 2013	0.07	0.1484375
Total for the Quarter		$0.21	$0.4453125

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, August 1, 2013, at 8:30 a.m. EDT. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for questions. A replay of the conference call will be available through September 3, 2013. To hear the replay, please dial (877) 344-7529 and use conference number 10028874. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company's website through October 1, 2013.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of senior term loans, second term lien loans, and senior subordinated term loans in small and medium sized businesses in the United States. The Company has paid 118 consecutive monthly cash distributions on its common stock. Before the Company started paying monthly distributions, the Company paid eight consecutive quarterly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations. For a description of certain risks that the Company is or may be subject to, please refer to the factors discussed under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in the Company's filings with the SEC (www.sec.gov).

The Company has filed the Form 10-Q today with the SEC, which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneCapital.com. To obtain a paper copy, please contact the Company at 1521 Westbranch Drive, Suite 200, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended June 30, 2013, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893